EXHIBIT 4

GUARANTY FEE AGREEMENT

This Guaranty Fee Agreement is made the 3rd day of September 2008 by and between LEE E. TABAS and 2008 IRREVOCABLE AGREEMENT OF TRUST FOR THE FAMILY OF LEE E. TABAS (“Trust”).

BACKGROUND

In accordance with that certain guaranty agreement (“Guaranty Agreement”) of even date herewith, LEE E. TABAS has guaranteed a promissory note of Trust to EVELYN ROME TABAS entered into as of Sept 3 2008. The Trust desires to compensate LEE E. TABAS for the Guaranty.

NOW, THEREFORE, intending to be legally bound, the undersigned hereby agrees as follows:

1.             Guaranty Fee. The Trust shall pay to LEE E. TABAS a guaranty fee equal to .75% of the outstanding balance of the Note. Said fee shall be payable at the end of each calendar year with any partial year to be prorated on a daily basis.

2.             Term. This Agreement shall be effective from the date hereof and shall continue in full force and effect until the Note is paid in full or until LEE E. TABAS is relieved of his obligations under the Guaranty Agreement, whichever event is first to occur.

3.             Governing Law. This Agreement shall be governed by and construed under and in accordance with the laws of the Commonwealth of Pennsylvania.

4.             Parties Bound. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, legal representatives, heirs and assigns.

WITNESS:

LEE E. TABAS

WITNESS:	2008 IRREVOCABLE AGREEMENT OF
TRUST FOR THE FAMILY OF LEE E.
TABAS

By:
LEE E. TABAS, Trustee